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                                                                    EXHIBIT 99.1


LP News Room

Valero L.P. (ticker: VLI, exchange: New York Stock Exchange)
News Release - 10-Mar-2003
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VALERO LOGISTICS OPERATIONS, L.P. ANNOUNCES PRIVATE OFFERING OF SENIOR NOTES


SAN ANTONIO, Mar 10, 2003 (BUSINESS WIRE) -- Valero Logistics Operations, L.P., the 100 percent-owned operating subsidiary of Valero L.P. (NYSE: VLI), today announced that it intends to issue $250 million of senior notes due 2013 in a private placement offering to eligible purchasers. The offering is expected to be eligible for resale under Rule 144A. The private offering, which is subject to market and other conditions, will be made only to qualified institutional buyers within the United States and only to non-U.S. investors outside the United States.

Valero Logistics Operations, L.P. intends to use the net proceeds of the offering to finance, in part, the recently announced acquisitions of crude oil and intermediate feedstock storage tanks and the South Texas pipeline system and related terminals from Valero Energy Corporation as well as the redemption of common units from Valero Energy Corporation. These transactions are scheduled to close in March 2003.

The notes have not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the notes.

About Valero Logistics Operations, L.P.

Valero Logistics Operations, L.P. is the 100 percent-owned operating subsidiary of Valero L.P., a master limited partnership that is owned approximately 73 percent by subsidiaries of Valero Energy Corporation. (Based on today's announcement and the previously announced redemption of common units, that percentage is expected to drop to 49.5 percent or less.)

Valero Logistics, L.P. owns and operates crude oil and refined product pipelines and refined product terminals primarily in Texas, New Mexico, Colorado, Oklahoma and California. The partnership transports refined products from Valero Energy's refineries to established and growing markets in the Mid-Continent, Southwest and the Texas-Mexico border region of the United States. In addition, the pipelines primarily supply Valero Energy's McKee, Ardmore and Three Rivers refineries with crude oil as well as provide access to domestic and foreign crude oil sources.

This press release includes forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995 regarding future events and the future financial performance of Valero Logistics Operations. All forward-looking statements are based on the partnership's beliefs as well as assumptions made by and information currently available to the partnership. These statements reflect the partnership's current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Valero L.P.'s 2002 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission.